Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
October 26, 2006	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2006 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 26, 2006 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the quarter ended September 30, 2006.

Consolidated net income totaled $25.2 million for the quarter ended September 30, 2006, which represents an increase of $11.6 million or 85.29 percent as compared to consolidated net income of $13.6 million for the second quarter of 2006. Consolidated net income for the third quarter of 2006 increased by $2.1 million compared to consolidated net income of $23.1 million for the third quarter of 2005. Compensation and benefits expense, a component of noninterest expense, included $5.2 million in share-based compensation expense in the third quarter of 2006 compared to $5.6 million for the second quarter of 2006 and $2.0 million for the third quarter of 2005.  Additionally, consolidated net income for the second quarter of 2006 included a pre-tax charge of $18.4 million due to impairment of goodwill.

Consolidated net income totaled $61.0 million for the nine months ended September 30, 2006, a decrease of $5.9 million, or 8.82 percent, compared to $66.9 million for the same period a year ago.

Earnings per diluted common share (EPS) were $0.68 for the third quarter of 2006 compared to EPS of $0.36 for the second quarter of 2006. EPS were $0.60 for the third quarter of 2005.

EPS for the nine months ended September 30, 2006 were $1.61 versus $1.73 for the same period a year ago.

Non-GAAP consolidated net income for the third quarter of 2006 was $25.2 million, compared with $24.0 million for the second quarter of 2006. Non-GAAP consolidated net income for the second quarter of 2006 excludes a pre-tax charge of $18.4 million due to impairment of goodwill.  A complete reconciliation between non-GAAP consolidated net income and GAAP consolidated net income is provided in an attached table under the section “Use of Non-GAAP Financial Measure”.

Third Quarter Highlights

•                  Net interest margin increased to 7.45 percent in the third quarter of 2006 from 7.30 percent in the second quarter of 2006.

•                  Net interest income increased by $4.0 million to $89.8 million in the third quarter of 2006 from $85.8 million in the second quarter of 2006.

•                  Noninterest income decreased by $10.0 million in the third quarter of 2006 to $31.0 million from $41.0 million in the second quarter of 2006.

•                  Noninterest expense decreased by $18.6 million to $75.0 million in the third quarter of 2006 from $93.6 million in the second quarter of 2006.

•                  The yield on the Company’s loan portfolio increased to 10.49 percent for the third quarter of 2006 from 10.31 percent in the second quarter of 2006.

•                  Quarterly average loans of $2.98 billion in the third quarter of 2006 increased by $245.1 million or 8.98 percent, compared to the second quarter of 2006, and represented the highest quarterly average in the Company’s history. The increase was driven by growth in the commercial loan portfolio and was funded primarily by increases in short-term borrowings.

•                  During the third quarter of 2006, the Company repurchased 551,800 shares of its common stock at an aggregate cost of $25.0 million under the stock repurchase program.

“The results of the third quarter speak to the strength of our core business:  loans passed the $3.0 billion mark for the first time and loan growth for the quarter exceeded our expectations,” said Kenneth Wilcox, president and CEO of SVB Financial Group. “Despite variability in the markets we serve, we continue to demonstrate our ability to identify and meet the changing needs of our clients.”

Selected Third Quarter Financial Results

	For the three months ended			% Change	% Change
(Dollars in millions, except per share amounts)	September 30, 2006	June 30, 2006	September 30, 2005	Current Quarter/ Prior Quarter	Current Quarter / Prior Year Quarter

EPS (Diluted)	$0.68	$0.36	$0.60	88.89%	13.33%
Net Income	25.2	13.6	23.1	85.29	9.09
Average Total Assets	$5,405.6	$5,296.5	$5,288.3	2.06%	2.22%
Return on Average Assets (1)	1.85%	1.03%	1.73%
Return on Average Equity (1)	17.24%	9.33%	16.93%

(1)             Ratios represent annualized consolidated net income divided by quarterly average assets/equity.

	For the nine months ended
(Dollars in millions, except per share amounts)	September 30, 2006	September 30, 2005	% Change

EPS (Diluted)	$1.61	$1.73	(6.94)%
Net Income	61.0	66.9	(8.82)
Average Total Assets	$5,322.8	$5,151.2	3.33%
Return on Average Assets (2)	1.53%	1.74%
Return on Average Equity (2)	14.09%	16.68%

(2)             Ratios represent annualized consolidated net income divided by year-to-date average assets/equity.

Quarterly Average Assets, Loans, Investment Securities, Deposits and Short-Term Borrowings

Quarterly average assets were $5.41 billion for the third quarter of 2006 compared to $5.30 billion in the second quarter of 2006.

Quarterly average loans of $2.98 billion in the third quarter of 2006 increased by $245.1 million or 8.98 percent, compared to the second quarter of 2006.

Quarterly average investment securities of $1.59 billion for the third quarter of 2006 decreased by $194.6 million, compared to the second quarter of 2006. Quarterly average investment securities represented approximately 29.3 percent of total average assets in the third quarter of 2006, compared to 33.6 percent of total average assets in the second quarter of 2006.

Quarterly average deposits of $3.83 billion during the third quarter of 2006 decreased by $130.8 million or 3.30 percent in comparison to the second quarter of 2006.

Quarterly average federal funds purchased, FHLB borrowings and securities sold under agreement to repurchase (“short-term borrowings”) of $523.4 million during the third quarter of 2006 increased by $209.0 million or 66.48 percent, compared to the second quarter of 2006.

Period-End Assets, Loans, Investment Securities, Deposits and Short-Term Borrowings

Total assets of $5.87 billion at September 30, 2006 increased $401.4 million from June 30, 2006, and increased $504.0 million from September 30, 2005.

Loans, net of unearned income, increased $368.9 million to $3.32 billion at September 30, 2006 as compared to June 30, 2006, and increased $680.8 million from $2.64 billion at September 30, 2005.

Investment securities decreased $32.9 million to $1.73 billion at September 30, 2006 as compared to June 30, 2006, and decreased $403.0 million from $2.13 billion at September 30, 2005.

Total deposits of $3.97 billion at September 30, 2006 increased $61.2 million from $3.91 billion at June 30, 2006, and decreased $317.6 million from $4.29 billion at September 30, 2005.

Short-term borrowings of $809.8 million at September 30, 2006 increased $276.0 million from $533.8 million at June 30, 2006, and increased $690.6 million from $119.2 million at September 30, 2005.

Net Interest Income

Net interest income of $89.8 million in the third quarter of 2006 increased by $4.0 million or 4.66 percent, from $85.8 million in the second quarter of 2006, and increased $12.1 million or 15.57 percent, from $77.7 million in the third quarter of 2005. The increase in the third quarter of 2006 as compared to the second quarter of 2006 was primarily due to an $8.5 million increase in interest income from the loan portfolio partially offset by a $1.9 million decrease in interest income from the investment securities portfolio and a $3.2 million increase in interest expense related to increases in the levels and rates of short-term borrowings.  The increase in interest income from the loan portfolio reflects growth in the loan portfolio and the full quarter effect of increases in SVB’s prime rate made in the second quarter of 2006 in response to federal funds rate increases. On February 1, 2006, March 29, 2006, May 11, 2006 and June 30, 2006, SVB Financial Group increased its prime-lending rate, each time by 25 basis points, bringing its prime-lending rate to 8.25 percent at September 30, 2006. As of September 30, 2006, 65.67 percent, or $2.19 billion, of the Company’s outstanding gross loans were variable-rate loans that reset at a prescribed measurement date upon a change in the Company’s prime lending rate or other variable indices.

Net Interest Margin

Net interest margin was 7.45 percent in the third quarter of 2006, compared to 7.30 percent in the second quarter of 2006. This increase was largely due to an increase in yields and growth of the loan portfolio, partially offset by increases in the levels and rates of short-term borrowings as well as a decrease in the amount of investment securities. The yield on the loan portfolio, net of unearned income, rose to 10.49 percent for the third quarter of 2006 from 10.31 percent for the second quarter of 2006, reflecting a full quarter’s impact of increases to SVB’s prime rate made in the second quarter of 2006 in response to federal funds rate increases.

For the nine months ended September 30, 2006, net interest margin reached 7.34 percent, increasing from 6.35 percent for the equivalent prior year period.

	For the three months ended			% Change	% Change
(Dollars in millions)	September 30, 2006	June 30, 2006	September 30, 2005	Current Quarter / Prior Quarter	Current Quarter / Prior Year Quarter

Average Loans, Net of Unearned Income	$2,976.0	$2,730.9	$2,450.2	8.98%	21.46%
Average Investment Securities	1,585.6	1,780.2	2,034.4	(10.93)	(22.06)
Average Deposits	3,833.9	3,964.7	4,217.9	(3.30)	(9.10)
Average Short-Term Borrowings	523.4	314.4	88.1	66.48	494.10
Fully Taxable Equivalent:
Net Interest Income	$90.2	$86.2	$78.2	4.64	15.35
Net Interest Margin	7.45%	7.30%	6.54%	2.05	13.90
Period End Prime Rate	8.25	8.25	6.75	—	22.22
Average SVB Prime Lending Rate	8.25%	7.89%	6.41%	4.56%	28.71%

	For the nine months ended
(Dollars in millions)	September 30, 2006	September 30, 2005	% Change

Average Loans, Net of Unearned Income	$2,791.3	$2,292.9	21.74%
Average Investment Securities	1,739.2	1,996.8	(12.90)
Average Deposits	3,952.6	4,176.4	(5.36)
Average Short-Term Borrowings	344.6	32.3	966.87
Fully Taxable Equivalent:
Net Interest Income	$261.0	$219.8	18.74
Net Interest Margin	7.34%	6.35%	15.59
Average SVB Prime Lending Rate	7.85%	5.92%	32.60%

Noninterest Income

Noninterest income of $31.0 million in the third quarter of 2006 decreased by $10.0 million or 24.39 percent, from $41.0 million in the second quarter of 2006 and increased by $6.1 million from $24.9 million in the third quarter of 2005. The decrease in the third quarter of 2006 in comparison to the second quarter of 2006 was primarily driven by a $8.0 million decrease in net gains on derivative instruments and a $2.4 million decrease in net gains on investment securities, partially offset by an increase in client investment fees of $0.6 million.

Gains on Derivative Instruments, Net

					% Change
	For the three months ended			% Change	Current Quarter /
(Dollars in thousands)	September 30, 2006	June 30, 2006	September 30, 2005	Current Quarter/ Prior Quarter	Prior Year Quarter

Foreign exchange forwards (1)	$5,386	$6,639	$5,024	(18.87)%	7.21%
Foreign exchange forwards (2)	(22)	(520)	(138)	(95.77)	(84.06)
Total gains on foreign exchange forwards, net	5,364	6,119	4,886	(12.34)	9.78

Change in fair value of interest rate swap	397	(1,586)	—	(125.03)	—

Equity warrant assets change in fair value:
Cancellations and expirations	(1,623)	(722)	(1,875)	124.79	(13.44)
Other changes in fair value	591	8,916	29	(93.37)	—-
Total net (losses) gains on equity warrant assets (3)	(1,032)	8,194	(1,846)	(112.59)	(44.10)

Total gains on derivative instruments, net	$4,729	$12,727	$3,040	(62.84)%	55.56%

	For the nine months ended
(Dollars in thousands)	September 30, 2006	September 30, 2005	% Change

Foreign exchange forwards (1)	$17,330	$14,188	22.15%
Foreign exchange forwards (2)	(1,075)	2,087	(151.51)
Total gains on foreign exchange forwards, net	16,255	16,275	(0.12)

Change in fair value of interest rate swap	(4,060)	—	—

Equity warrant assets change in fair value:
Cancellations and expirations	(3,099)	(2,694)	15.03
Other changes in fair value	10,587	3,378	213.41
Total net gains on equity warrant assets (3)	7,488	684	994.74

Total gains on derivative instruments, net	$19,683	$16,959	16.06%

(1)             Represents the income differential between foreign exchange forward contracts/non-deliverable foreign exchange forward contracts with clients and opposite way foreign exchange forward contracts/non-deliverable foreign exchange forward contracts with correspondent banks. See Note 13 “Derivative Financial Instruments” under Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(2)             Represents change in fair value of foreign exchange forward contracts with correspondent banks to economically reduce foreign exchange exposure risk related to certain foreign currency denominated loans.

(3)             Includes net gains (losses) on equity warrant assets held by consolidated investment affiliates.  Relevant amounts attributable to minority interests are reflected in the interim consolidated income statement under the caption “Minority Interest in Net (Income)/Losses of Consolidated Affiliates”.

Impact of Derivative Equity Warrant Assets on Income before Income Taxes

Interest income from loans in the third quarter of 2006 included $2.1 million from amortization of gross warrant loan fees, compared to $1.8 million in the second quarter of 2006. Net losses on derivative equity warrant assets totaled $1.0 million in the third quarter of 2006 compared to a net gain of $8.2 million in the second quarter of 2006. The components of derivative equity warrant assets gains (losses) are presented in the table above. Net gains on investment securities in the third quarter of 2006 were $3.7 million as compared to a $3.2 million net gain in the second quarter of 2006 related to the sale of equity securities obtained from the exercise of warrants. As of September 30, 2006, the Company directly held 1,849 warrants in 1,275 companies.

Client Investment Fees

Client investment fees totaled $11.6 million in the third quarter of 2006, which represents an increase of $0.6 million, or 5.45     percent, compared to client investment fees of $11.0 million for the second quarter of 2006. The increase in client investment fees was due to an increase of $0.60 billion in average total client investment funds to $17.80 billion during the third quarter of 2006 from $17.20 billion during the second quarter of 2006.

	For the three months ended
(Dollars in thousands)	September 30, 2006	June 30, 2006	September 30, 2005

Client Investment Fees	$11,555	$10,972	$8,700

Client Investment Funds and Deposits

(Dollars in millions)	At September 30, 2006	At June 30, 2006	At September 30, 2005

Client Investment Funds (1):
Client Directed Investment Assets	$10,911.1	$10,428.4	$8,419.3
Sweep Money Market Funds	2,332.5	2,476.3	1,663.1
Client Investment Assets Under Management	4,454.8	4,591.1	3,740.0
Total Client Investment Funds	17,698.4	17,495.8	13,822.4

Deposits:
Noninterest-Bearing Demand	2,956.6	2,758.4	2,696.7
Negotiable Order of Withdrawal (NOW)	30.4	46.5	35.7
Money Market	672.0	777.3	1,264.0
Time	315.5	331.1	295.7
Total Deposits	3,974.5	3,913.3	4,292.1

Total Client Investment Funds and Deposits	$21,672.9	$21,409.1	$18,114.5

(1)             Client Investment Funds invested through SVB Financial Group are maintained at third party financial institutions.

Gains on Investment Securities, Net

Net gains on investment securities were $1.6 million in the third quarter of 2006, compared to net gains of $4.1 million in the second quarter of 2006 and a net gain of $1.3 million in the third quarter of 2005. Net gains on investment securities of $1.6 million in the third quarter of 2006 is due to gains of $3.7 million on the sale of equity securities obtained from the exercise of warrants partially offset by a net decrease in the fair values of our venture funds and venture debt investments. As of September 30, 2006, the Company held investments, either directly or through its managed investment funds, in 349 private equity funds, 44 companies and three venture debt funds.

Noninterest Expense

Noninterest expense for the third quarter of 2006 totaled $75.0 million compared to $93.6 million in the second quarter of 2006.  Noninterest expense for the second quarter of 2006 included a charge of $18.4 million due to impairment of goodwill and a $1.8 million charge in connection with the expected settlement of a litigation matter.

Noninterest expense of $239.3 million for the nine months ended September 30, 2006 increased $50.2 million or 26.55 percent, compared to $189.1 million for the same period a year ago.

The increase in noninterest expense during the nine months ended September 30, 2006 is principally attributable to a charge due to impairment of goodwill and increases in compensation expense and professional services, partially offset by a reduction in the allowance for unfunded credit commitments.  The increase in compensation expense was largely due to the Company’s adoption of Statement of Financial Accounting Standards 123(R), Share-Based Payment (“SFAS 123(R)”), which requires expensing of share-based compensation costs including all share-based grants prior to, but not yet vested, as of January 1, 2006. The increase in professional services expense was primarily related to consulting costs incurred as part of ongoing efforts to enhance and maintain compliance with various regulations.

Share-Based Compensation

The Company adopted SFAS 123(R) on January 1, 2006 using the modified prospective method. SFAS 123(R) requires the Company to measure all employee share-based compensation awards using a fair value based method, estimate award forfeitures, and record such expense in its consolidated statements of income. Consolidated net income for the third quarter of 2006 includes $5.2 million (pre-tax) in share-based payment expense as compared to $5.6 million (pre-tax) for the second quarter of 2006. Share-based payment expense is primarily from stock option, restricted stock and employee stock purchase plan expense calculated in accordance with SFAS 123(R).  Share-based payment expense for the third quarter of 2005 was $2.0 million. The Company has not reflected employee stock option and employee stock purchase plan expenses in consolidated net income in periods prior to 2006.

Income Tax Expense

The Company’s effective tax rate was 42.69 percent for the third quarter of 2006 compared to 40.08 percent for the second quarter of 2006. The higher tax rate was primarily attributable to an increase in tax payable related to the 2005 Federal tax return, the tax impact of the SFAS 123(R) expense for share based payments and the lower impact of the Company’s federally tax-advantaged investments on the overall pre-tax income.

The Company’s effective tax rate for the nine months ended September 30, 2006 was 42.29 percent compared to 39.71 percent for the same period a year ago. The higher tax rate was primarily attributable to the tax impact of the SFAS 123(R) expense for share-based payments on its overall pre-tax income.

Credit Quality

Nonperforming loans (NPLs) totaled $9.3 million, or 0.28 percent of total gross loans, at September 30, 2006, compared to $7.4 million, or 0.25 percent of total gross loans, at June 30, 2006 and $13.5 million, or 0.51 percent of total gross loans at September 30, 2005.  The Company’s allowance for loan losses was $39.5 million, or 1.18 percent of total gross loans and 424.25 percent of NPLs, at September 30, 2006. This compares to $37.9 million, or 1.28 percent of total gross loans and 514.55 percent of NPLs, at June 30, 2006. At September 30, 2005, the allowance for loan losses totaled $34.9 million, or 1.31 percent of total gross loans and 258.59 percent of NPLs.

The Company recognized $3.2 million in gross loan charge-offs and realized $2.1 million in gross loan recoveries during the third quarter of 2006.  This compares to gross loan charge-offs of $5.9 million and gross loan recoveries of $3.2 million in the second quarter of 2006.

The Company’s allowance for unfunded credit commitments increased by $0.5 million to $13.8 million at September 30, 2006, compared to $13.3 million at June 30, 2006.

Minority Interest in Consolidated Affiliates

Minority interest in net income (losses) of consolidated affiliates decreased by $6.7 million during the third quarter of 2006 compared to that in the second quarter of 2006, primarily due to losses on investments in our venture funds and venture debt funds and lower realized gains on exercised warrants. Minority interest in the capital of consolidated affiliates increased by $3.7 million for the third quarter of 2006 compared to the previous quarter, primarily due to capital calls from certain consolidated affiliates, partially offset by a distribution of realized gains on exercised warrants and repaid loans at one consolidated affiliate.

Stock Repurchase Plan and Stockholders’ Equity

On July 20, 2006, the Company’s Board of Directors increased the stock repurchase plan and authorized up to an additional $70.0 million of common stock to be repurchased. The Company may, at its discretion, exercise this additional repurchase authority at any time on or before June 30, 2008 in the open market, through block trades or otherwise, pursuant to applicable securities laws. Depending on market conditions, availability of funds, regulatory considerations and other relevant factors, the Company may begin or suspend repurchases at any time prior to the termination of the repurchase program on June 30, 2008, without any prior notice.

During the third quarter of 2006, the Company repurchased 551,800 shares of its common stock at an aggregate cost of $25.0 million under the stock repurchase program, leaving $77.2 million in remaining authorization under the current program.  Repurchases of common stock during the nine months ended September 30, 2006 totaled $94.3 million and represented 1,944,415 shares.

Stockholders’ equity totaled $595.8 million at September 30, 2006, an increase of $27.7 million compared to $568.1 million at June 30, 2006 and an increase of $50.0 million compared to $545.8 million at September 30, 2005.  Stockholders’ equity increased during the third quarter of 2006 due to unrealized gains on available-for-sale investment securities and an increase in consolidated net income, partially offet by common stock repurchases.  Both SVB Financial Group’s and Silicon Valley Bank’s capital ratios were in excess of regulatory guidelines for classification as a well-capitalized depository institution as of September 30, 2006.

Outlook for the Fourth Quarter of 2006

SVB Financial Group currently expects fourth quarter 2006 earnings to be between $0.68 and $0.74 per diluted common share. This outlook reflects lower growth in average loans and total client funds compared to the third quarter. The growth in the loan portfolio is expected to increase net interest income but at a slower rate than the third quarter as a result of no further expected changes in the Federal Funds rate. While we expect the average yield on our lending to increase slightly, we expect the net interest margin to be comparable to the second quarter of 2006. Our outlook also reflects higher noninterest income, a higher amount of provision for loan losses and unfunded credit commitments (on a combined basis) and higher noninterest expense than recorded in the third quarter. The Company’s guidance does not anticipate the impact of any proposed accounting pronouncements and in particular the exposure draft of SFAS No. 128, Earnings Per Share, which may change its accounting for the calculation of EPS for its contingently convertible debt to the “if-converted” method for the fourth quarter of 2006. The Company’s effective tax rate is expected to be lower than the third quarter of 2006. The preceding statements regarding our expectations of diluted earnings per share, loan and total client funds growth, net interest income, loan yields, net interest margin, noninterest income, provision for loan losses and unfunded credit commitments, noninterest expense and the effective tax rate for the fourth quarter of 2006 are forward looking statements. Actual results may differ.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, without limitation, the following:

•             Projections of the Company’s revenues, income, earnings per share, noninterest costs, including professional service, compliance, compensation and other costs, cash flows, balance sheet, capital expenditures, capital structure or other financial items

•             Descriptions of strategic initiatives, plans or objectives of management for future operations, including pending acquisitions

•             Statements about the efficacy of the Company’s strategy

•             Forecasts of venture capital funding levels

•             Forecasts of future interest rates

•             Forecasts of expected levels of provisions for loan losses, loan growth and deposits

•             Forecasts of future economic performance

•             Forecasts of future prevailing interest rates

•             Forecasts of future recoveries on currently held investments

•             Descriptions of assumptions underlying or relating to any of the foregoing

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it has based these expectations on its beliefs and assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by management’s forward-looking statements.

In this release, the Company makes forward-looking statements discussing the Company’s management’s expectations about the following:

•              Its financial results for the three months and year ended December 31, 2006

•             Future performance

•             Future market interest rates

•             Future economic conditions

Factors that may cause the outlook for the fourth quarter of 2006 to change include the following:

•                  Accounting changes, as required by generally accepted accounting principles in the United States of America

•                  Changes in the state of the economy or the markets served by the Company

•                  Changes in credit quality of the Company’s loan portfolio

•                  Changes in interest rates or market levels or factors affecting them

•                  Changes in the performance or equity valuation of companies in which the Company has invested

•                  Variations from the Company’s expectations as to factors impacting its cost structure

For additional information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please see the text under the caption “Risk Factors” included under Item 1A of Part I of the Company’s most recently filed Form 10-K for the annual period ended December 31, 2005 and Form 10-Q for the period ended June 30, 2006. The Company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this release are made only as of the date of this release. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications were made to prior years’ results to conform to 2006 presentations. Such reclassifications had no effect on the Company’s results of operations or stockholders’ equity.

Earnings Conference Call

On October 26, 2006, the Company will host a conference call at 2:00 p.m. (Pacific Time) to discuss the third quarter 2006 financial results.  The conference call can be accessed by dialing (800) 540-0559 and referencing the conference ID “7SILICON.”  A listen-only live webcast can be accessed on the Investor Relations page of the Company’s website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (Pacific Time), on Thursday, October 26, 2006, through midnight (Pacific Time), on Sunday, November 26, 2006, by dialing (800) 283-4605. A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About SVB Financial Group

For more than 20 years, SVB Financial Group, the parent company of SVB Silicon Valley Bank, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Offering diversified financial services through SVB Silicon Valley Bank, SVB Alliant, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group operates through 27 offices in the U.S. and three internationally. More information on the company can be found at www.svb.com.

Disclaimer:
SVB Silicon Valley Bank refers to Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the three months ended			For the nine months ended
(Dollars in thousands, except per share amounts)	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Interest Income:
Loans	$78,686	$70,219	$57,825	$215,053	$156,587
Investment Securities:
Taxable	17,720	19,600	21,636	57,714	63,316
Non-Taxable	737	781	872	2,341	2,842
Federal Funds Sold and Securities
Purchased Under Agreement to Resell and Other Short-Term Investments	3,161	2,530	2,284	7,731	7,268
Total Interest Income	100,304	93,130	82,617	282,839	230,013

Interest Expense:
Deposits	2,197	2,336	3,141	6,858	8,251
Other Borrowings	8,299	5,032	1,752	16,532	3,478
Total Interest Expense	10,496	7,368	4,893	23,390	11,729

Net Interest Income	89,808	85,762	77,724	259,449	218,284
Provision for/(Recovery of) Loan Losses	2,767	4,602	1,427	4,895	(1,573)
Net Interest Income After Provision for/(Recovery of) Loan Losses	87,041	81,160	76,297	254,554	219,857

Noninterest Income:
Client Investment Fees	11,555	10,972	8,700	32,164	23,901
Gains on Derivative Instruments, Net	4,729	12,727	3,040	19,683	16,959
Letter of Credit and Standby Letter of Credit Income	2,617	2,642	2,625	7,609	7,418
Deposit Service Charges	2,747	2,310	2,435	7,235	7,317
Corporate Finance Fees	1,999	2,775	2,990	7,212	14,739
Gains on Investment Securities, Net	1,645	4,080	1,301	5,664	872
Other	5,676	5,472	3,842	15,780	9,485
Total Noninterest Income	30,968	40,978	24,933	95,347	80,691

Noninterest Expense:
Compensation and Benefits (share-based payments of $5.2, $5.6, $2.0, $16.7 and $5.2 (1))	45,505	48,675	37,796	138,701	122,344
Professional Services	11,363	10,074	6,336	29,792	17,059
Impairment of Goodwill	—	18,434	—	18,434	—
Net Occupancy	4,112	4,298	3,633	12,615	12,506
Furniture and Equipment	3,899	3,671	3,278	11,274	9,297
Business Development and Travel	3,013	2,987	2,748	8,754	7,540
Correspondent Bank Fees	1,510	1,452	1,429	4,092	4,125
Data Processing Services	944	861	1,098	2,933	3,063
Telephone	1,040	880	894	2,827	2,844
(Reduction of)/Provision for Unfunded Credit Commitments	458	(3,325)	1,508	(3,363)	330
Other	3,163	5,631	3,263	13,274	10,015
Total Noninterest Expense	75,007	93,638	61,983	239,333	189,123

Income before Minority Interest in Net (Income)/Losses of Consolidated Affiliates and Income Tax Expense	43,002	28,500	39,247	110,568	111,425
Minority Interest in Net (Income)/Losses of Consolidated Affiliates	919	(5,814)	(1,281)	(5,139)	(468)
Income Before Income Taxes	43,921	22,686	37,966	105,429	110,957
Income Tax Expense	18,751	9,092	14,907	44,586	44,066
Net Income before Cumulative Effect of Change in Accounting Principle	25,170	13,594	23,059	60,843	66,891
Cumulative Effect of Change in Accounting Principle, Net of Tax (2)	—	—	—	192	—
Net Income	$25,170	$13,594	$23,059	$61,035	$66,891

Earnings per Common Share — Basic before Cumulative Effect of Change in Accounting Principle	$0.73	$0.39	$0.66	$1.75	$1.90
Earnings per Common Share — Diluted before Cumulative Effect of Change in Accounting Principle	$0.68	$0.36	$0.60	$1.61	$1.73
Earnings per Common Share — Basic	$0.73	$0.39	$0.66	$1.75	$1.90
Earnings per Common Share — Diluted	$0.68	$0.36	$0.60	$1.61	$1.73
Weighted Average Shares Outstanding — Basic	34,417,390	34,968,294	34,837,714	34,813,062	35,179,132
Weighted Average Shares Outstanding — Diluted	37,053,519	37,991,127	38,455,375	37,819,986	38,568,864

(1)             For the three months ended September 30, 2006, June 30, 2006 and September 30, 2005, respectively, and the nine months ended September 30, 2006 and September 30, 2005, respectively (in millions).

(2)             The cumulative effect of change in accounting principle and taxes on previously granted restricted stock for the effects of adopting SFAS 123(R) Share-Based Payment.

SVB FINANCIAL GROUP AND SUBSIDIARIES
 INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and per share amounts)	September 30, 2006	June 30, 2006	September 30, 2005
Assets:
Cash and Due from Banks	$305,134	$321,334	$241,263
Federal Funds Sold, Securities Purchased Under Agreement to Resell and Other Short-Term Investment Securities	295,367	222,937	177,428
Investment Securities	1,726,499	1,759,387	2,129,526
Loans:
Gross Loans	3,340,833	2,971,851	2,658,765
Unearned Income on Loans	(21,318)	(21,225)	(20,034)
Loans, Net of Unearned Income	3,319,515	2,950,626	2,638,731
Allowance for Loan Losses	(39,549)	(37,907)	(34,863)
Net Loans	3,279,966	2,912,719	2,603,868
Premises and Equipment, Net of Accumulated Depreciation and Amortization	36,236	31,328	23,148
Goodwill	21,243	17,204	35,637
Accrued Interest Receivable and Other Assets	208,664	206,742	158,196
Total Assets	$5,873,109	$5,471,651	$5,369,066

Liabilities, Minority Interest, and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,956,635	$2,758,391	$2,696,661
Negotiable Order of Withdrawal (NOW)	30,376	46,489	35,650
Money Market	671,968	777,327	1,264,102
Time	315,481	331,097	295,726
Total Deposits	3,974,460	3,913,304	4,292,139
Federal Funds Purchased, FHLB Borrowings and Securities Sold Under Agreement to Repurchase	809,767	533,811	119,164
Contingently Convertible Debt	148,215	147,990	147,413
Junior Subordinated Debentures	51,201	49,857	48,818
Other Borrowings	2,669	—	2,396
Other Liabilities	134,329	105,535	103,973
Total Liabilities	5,120,641	4,750,497	4,713,903

Minority Interest in Capital of Consolidated Affiliates	156,690	153,033	109,316

Stockholders’ Equity:
Common Stock, $0.001 Par Value	34	35	35
Additional Paid-In Capital, Retained Earnings and Unearned Compensation	614,964	605,004	560,652
Accumulated Other Comprehensive Loss	(19,220)	(36,918)	(14,840)
Total Stockholders’ Equity	595,778	568,121	545,847
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,873,109	$5,471,651	$5,369,066

Capital Ratios:
Total Risk-Based Capital Ratio	13.64%	14.48%	14.53%
Tier 1 Risk-Based Capital Ratio	12.06	12.83	12.16
Tier 1 Leverage Ratio	12.21	12.32	11.12

Other Period-End Statistics:
Loans, Net of Unearned Income-to-Deposits Ratio	83.52%	75.40%	61.48%
Book Value Per Share	$17.39	$16.30	$15.54
Full-Time Equivalent Employees	1,120	1,067	1,030
Common Stock Outstanding	34,253,880	34,858,110	35,122,829

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	For the three months ended,
	September 30, 2006			June 30, 2006
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-Earning Assets:
Federal Funds Sold, Securities Purchased Under Agreement to Resell and Other Short-Term Investments(1)	$240,767	$3,161	5.21%	$225,294	$2,530	4.50%
Investment Securities:
Taxable	1,518,983	17,720	4.63	1,709,396	19,600	4.60
Non-Taxable(2)	66,620	1,134	6.75	70,778	1,202	6.81
Loans:
Commercial	2,497,698	69,277	11.00	2,296,860	62,037	10.83
Real Estate Construction and Term	201,147	3,567	7.04	181,012	3,069	6.80
Consumer and Other	277,192	5,842	8.36	253,005	5,113	8.11
Total Loans, Net of Unearned Income	2,976,037	78,686	10.49	2,730,877	70,219	10.31
Total Interest-Earning Assets	4,802,407	100,701	8.32	4,736,345	93,551	7.92

Cash and Due From Banks	242,194			236,714
Allowance for Loan Losses	(39,088)			(37,149)
Goodwill	18,521			35,435
Other Assets(3)	381,537			325,115
Total Assets	$5,405,571			$5,296,460

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$33,660	34	0.40	$38,749	43	0.45
Regular Money Market Deposits	191,418	398	0.82	211,356	462	0.88
Bonus Money Market Deposits	551,071	1,146	0.83	593,297	1,299	0.88
Time Deposits	322,310	620	0.76	321,778	532	0.66
Federal Funds Purchased, FHLB Borrowings and Securities Sold Under Agreement to Repurchase	523,352	7,200	5.46	314,431	3,987	5.09
Contingently Convertible Debt	148,090	232	0.62	147,895	233	0.63
Junior Subordinated Debentures	50,117	845	6.69	49,498	797	6.46
Other Borrowings	837	21	9.95	1,788	15	3.36
Total Interest-Bearing Liabilities	1,820,855	10,496	2.29	1,678,792	7,368	1.76
Portion of Noninterest-Bearing Funding Sources	2,981,552			3,057,553
Total Funding Sources	4,802,407	10,496	0.87	4,736,345	7,368	0.62

Noninterest-Bearing Funding Sources:
Demand Deposits	2,735,481			2,799,489
Other Liabilities	117,911			95,068
Minority Interest in Capital of Consolidated Affiliates	151,496			138,864
Stockholders’ Equity	579,828			584,247
Portion Used to Fund Interest-Earning Assets	(2,981,552)			(3,057,553)
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,405,571			$5,296,460

Net Interest Income and Margin		$90,205	7.45%		$86,183	7.30%

Total Deposits	$3,833,940			$3,964,669

Average Stockholders’ Equity as a Percentage of Average Assets			10.73%			11.03%

(1.)          Includes average interest-bearing deposits in other financial institutions of $29.1 million and $32.3 million for the third quarter of 2006 and second quarter of 2006, respectively.

(2.)          Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent in 2006. The tax equivalent adjustments were $0.4 million for both the third and second quarter of 2006.

(3.)          Average investments of $155.6 million and $129.5 million for the third quarter of 2006 and second quarter of 2006, respectively, were reclassified to other assets, as they were noninterest-yielding assets.

SVB FINANCIAL GROUP AND SUBSIDIARIES
CREDIT QUALITY
(Unaudited)

(Dollars in thousands)	September 30, 2006	June 30, 2006	September 30, 2005

Nonperforming Loans and Assets:
Loans Past Due 90 Days or More	$—	$500	$—
Nonaccrual Loans	9,322	6,867	13,482
Total Nonperforming Loans	9,322	7,367	13,482
Other Real Estate Owned	5,710	5,949	—
Total Nonperforming Assets	$15,032	$13,316	$13,482

Nonperforming Loans as a Percentage of Total Gross Loans	0.28%	0.25%	0.51%
Nonperforming Assets as a Percentage of Total Assets	0.26%	0.24%	0.25%

Allowance for Loan Losses	$39,549	$37,907	$34,863
As a Percentage of Total Gross Loans	1.18%	1.28%	1.31%
As a Percentage of Nonperforming Loans	424.25%	514.55%	258.59%
Allowance For Unfunded Credit Commitments (1)	$13,751	$13,293	$16,437
Total Gross Loans	$3,340,833	$2,971,851	$2,658,765

(1)             Allowance for Unfunded Credit Commitments is included as a component of Other Liabilities.

Use of Non-GAAP Financial Measure

To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), SVB Financial Group uses a certain non-GAAP measure of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The GAAP measure most directly comparable to non-GAAP net income is net income. The Company believes that as certain items do not occur in every reporting period, period-by-period comparisons by investors are facilitated by presentation of this non-GAAP financial measure and its core operating expenses and performance. A reconciliation of the non-GAAP financial measure to GAAP information is set forth in the table below.

SVB Financial Group believes that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measure, provides meaningful supplemental information regarding the Company’s performance by excluding certain items that do not occur in every reporting period of the Company’s core business, operating results or future outlook. SVB Financial Group’s management uses, and believes that investors benefit from referring to, this non-GAAP financial measure in assessing the Company’s operating results and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates a comparison of the Company’s performance to prior periods. In the financial table below, SVB Financial Group has provided a reconciliation of the most comparable non-GAAP financial measure to the GAAP financial measure used in this press release.

The following table reconciles the non-GAAP Net Income to GAAP Net Income:

SVB FINANCIAL GROUP AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP TO GAAP NET INCOME
(Unaudited)

	For the three months ended			For the nine months ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Non-GAAP Net Income	$25,170	$24,042	$23,059	$71,483	$66,891
Impact of impairment of goodwill on income before income taxes (1)	—	(18,434)	—	(18,434)	—
Impact of impairment of goodwill on income tax benefit (2)	—	7,986	—	7,986	—
GAAP Net Income	$25,170	$13,594	$23,059	$61,035	$66,891

(1)          Goodwill impairment charge for SVB Alliant.

(2)          Tax benefit from goodwill impairment at SVB Alliant tax rate.